UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  May 29, 2007

Matrix Service Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-15461	73-1352174
(Commission File Number)	(IRS Employer Identification No.)

10701 E. Ute Street Tulsa, Oklahoma	74116
(Address of Principal Executive Offices)	(Zip Code)

918-838-8822

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On May 29, 2007, the holder of all of the outstanding principal balance of 7% Senior Unsecured Convertible Notes due 2010 (the “Notes”) of Matrix Service Company (the “Company”), converted $5.0 million of the Notes into 1,071,133 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”).

Previously, in August 2005, October 2005, August of 2006, and March and April of 2007, $0.5 million, $4.5 million, $10.0 million and $5.0 million and $5.0 million of the Notes were converted into 95,854 shares, 906,421 shares, 2,091,539 shares, 1,064,277 shares and 1,066,025 shares of the Company’s common stock, respectively. The $5.0 million in aggregate principal amount of notes converted on May 29, 2007 represented the entire remaining unpaid principal balance of the Notes which remained outstanding subsequent to the previous conversions. The Notes were convertible into the Company’s Common Stock at a conversion price of $4.69 per share. The Notes were issued under a securities purchase agreement executed on April 22, 2005 among the Company and certain investors (the “Securities Purchase Agreement”).

The shares of Common Stock are being issued solely to the existing security holder upon the conversion of the Notes pursuant to the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933, as amended. The Company did not pay or give, directly or indirectly, any commission or other remuneration for soliciting such conversion.

A description of the Notes and the Securities Purchase Agreement is set forth in the Company’s Current Report on Form 8-K filed on April 25, 2005 (the “8-K”), which description is incorporated herein by reference herein. The Securities Purchase Agreement and the form of the Note were filed as exhibits to the 8-K.

Subsequent to the conversion of $5.0 million of Notes on May 29, 2007, there were 27,888,217 shares of the Company’s common stock issued and 26,583,751 shares outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matrix Service Company

Dated: May 31, 2007	By:	/s/ George L. Austin
George L. Austin
Chief Financial Officer and Principal Accounting Officer